Filed pursuant to Rule 433(d) - Registration Statement No. 333-132108

Nomura Asset Acceptance Corporation
Mortgage Pass-Through Certificates, Series 2006-AF1 Group I Certificates (Fixed Rate Mortgage Pool) $418 Million (+/- 10%) (Approximate) Free Writing Prospectus Supplement May 12, 2006

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the base prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the base prospectus if you request it by calling collect 1-212-667-2316.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus.

The information in this free writing prospectus is preliminary and is subject to completion or change.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

The asset-backed securities referred to in this free writing prospectus are being offered when, as and if issued. Our obligation to sell securities to you is conditioned on the securities having the characteristics described in this free writing prospectus. If that condition is not satisfied, we will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery.

This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

INFORMATION STATEMENT

The information set forth herein (the “Free Writing Prospectus Supplement”), together with any accompanying information, may be based only on a statistical sample of Group I Mortgage Loans (defined below) (the “Group I Statistical Pool”) expected to be included in the trust along with other Group I Mortgage Loans on the Closing Date (defined below). In addition, certain Group I Mortgage Loans contained in the Group I Statistical Pool may be deleted from the pool of Group I Mortgage Loans delivered to the trust on the Closing Date (the “Group I Final Pool”). The Group I Statistical Pool may not necessarily represent a statistically relevant sample, notwithstanding any contrary references herein. Furthermore, it is expected that the Group I Statistical Pool will be larger than the Group I Final Pool, and the aggregate principal balances of the Group I Mortgage Loans in the Group I Final Pool will be reduced from the Group I Statistical Pool as described in this Free Writing Prospectus. Although Nomura Securities International, Inc. believes the information with respect to the Group I Statistical Pool will be representative of the Group I Final Pool (except with respect to aggregate principal balance of the Group I Mortgage Loans, as described above), the collateral characteristics of the Group I Final Pool may nonetheless vary from the collateral characteristics of the Group I Statistical Pool.

If you have received this communication in error, please notify the sending party immediately by telephone and return the original to such party by mail.

Structural Summary

Structure Overview
Class	Initial Principal Balance ($) (1)	Expected Rating (Moody's/S&P) (2)	Coupon Type	Day Count	WAL (years) (3)(8)	Principal Window (months) (3)(8)	Legal Final Maturity
I-A-1A	155,442,000	Aaa / AAA	Floating (4)	Actual/360	1.00	06/06 - 6/08	Apr-36
I-A-1B	30,000,000	Aaa / AAA	Fixed (5)	30/360	1.00	06/06 - 6/08	Apr-36
I-A-2	95,452,000	Aaa / AAA	Fixed (5)	30/360	2.97	06/08 - 09/10	Apr-36
I-A-3	25,684,000	Aaa / AAA	Fixed (5)	30/360	4.91	09/10 - 01/12	Apr-36
I-A-4	40,681,000	Aaa / AAA	Fixed (5)	30/360	7.35	01/12 - 04/14	Apr-36
I-A-5	41,764,000	Aaa / AAA	Fixed (5)	30/360	6.35	07/09 - 04/14	Apr-36
I-A-IO	(6)	Aaa / AAA	(7)	30/360	N/A	N/A	Apr-36
I-M-1	11,236,000	Aa2 / AA	Fixed (5)	30/360	5.27	06/09 - 04/14	Apr-36
I-M-2	9,328,000	A2 / A	Fixed (5)	30/360	5.25	06/09 - 04/14	Apr-36
I-M-3	8,056,000	Baa2 / BBB+	Fixed (5)	30/360	5.25	06/09 - 04/14	Apr-36
Total	417,643,000

(1)	Approximate. Subject to a permitted variance of plus or minus 10%.

(2)	Final class sizes and ratings may vary and will be contingent on the Group I Final Pool, excess spread and other structural attributes.

(3)	Run to the 10% optional termination.

(4)
The pass-through rate for the Class I-A-1A Certificates for each Distribution Date is a per annum rate equal to the least of (i) the sum of One-Month LIBOR for that Distribution Date plus an applicable margin and (ii) the applicable Net WAC Pass-Through Rate.

(5)	Subject to a cap as described herein (see “Net WAC Pass-Through Rate” herein) and a step-up if applicable as described herein (see “Coupon Step-up” herein).

(6)
The Class I-A-IO Certificates will not have a certificate principal balance. The Notional Amount of the Class I-A-IO Certificates will be as follows: the lesser of (a) from and including the 1st through the 6th Distribution Date $53,001,000; from and including the 7th through the 10th Distribution Date $42,400,000; from and including the 11th through the 13th Distribution Date $38,160,000; from and including the 14th through the 15th Distribution Date $31,800,000; from and including the 16th through the 19th Distribution Date $25,441,000; from and including the 20th through the 21st Distribution Date $21,200,000; from and including the 22nd through the 23rd Distribution Date $16,959,000; on the 24th Distribution Date $11,024,000; and thereafter $0 and (b) the then aggregate principal balance of the Group I Mortgage Loans (prior to giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period).

(7)	The Pass-Through Rate for the Class I-A-IO Certificates will be 4.50% for periods 1 to 24, subject to a maximum rate as required by REMIC rules.

(8)
Run at 100% PPC which assumes: the outstanding principal balance of a pool of mortgage loans prepays at a constant prepayment rate ("CPR") equal to 10% in the first month of the life of such pool, such rate increasing by approximately an additional 1.36% CPR (15%/11) each month thereafter through the twelfth month of the life of such pool, and such rate thereafter remaining constant at 25% CPR for the remainder of the life of such pool.

Transaction Overview

Title of Series:	Nomura Asset Acceptance Corporation, Mortgage Pass-Through Certificates, Series 2006-AF1
Cut-off Date:	May 1, 2006
Closing Date:	On or about May 25, 2006
Investor Settlement Date:	On or about May 25, 2006
Depositor:	Nomura Asset Acceptance Corporation
Underwriter:	Nomura Securities International, Inc.
Sponsor:

Nomura Credit & Capital, Inc. The Sponsor will be making customary loan-level representations and warranties to the Depositor pursuant to a purchase agreement to be entered into between the Sponsor and the Depositor.

Master Servicer and Securities Administrator:	Wells Fargo Bank, N.A.
Servicer:

Initially, GMAC Mortgage Corporation (“GMACM”) will service the Group I Mortgage Loans. The Sponsor will retain the right to appoint a successor servicer to GMACM meeting parameters more fully described in the prospectus supplement.

Special Servicer:	The Sponsor and/or its assignee will reserve the right to appoint a special servicer with respect to the Group I Mortgage Loans serviced by GMACM.
Originators:

The principal originator of the Group I Mortgage Loans is First National Bank of Nevada, with respect to approximately 36.49% of the Group I Mortgage Loans. The remainder of the Group I Mortgage Loans were originated by various originators, none of which originated 10% or more of the Group I Mortgage Loans.

Trustee:	HSBC Bank USA, National Association
Custodian:	Wells Fargo Bank, N.A.
Credit Risk Manager:

Portfolio Surveillance Analytics, LLC, as Credit Risk Manager for the trust, will monitor the performance of and make recommendations to the Servicer regarding certain delinquent and defaulted Group I Mortgage Loans. The Credit Risk Manager will rely upon Mortgage Loan data that is provided to it by the Servicer in performing its advisory and monitoring functions.

Type of Offering:	The Offered Certificates will be offered from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale.
Form of Registration:	The trust will issue the Offered Certificates initially in book-entry form through DTC, Clearstream Luxembourg and Euroclear.
Minimum Denominations:	$25,000 and integral multiples of $1 in excess thereof.
Record Date:

For each class of Offered Certificates (other than the Class I-A-1A Certificates) and for any Distribution Date, the last business day of the month preceding the month in which such Distribution Date occurs. For the Class I-A-1A Certificates, the business day preceding the applicable Distribution Date so long as such certificates remain in book-entry form; otherwise the record date shall be the same as for the other classes of Offered Certificates.

Last Scheduled Distribution Date:

The Distribution Date in April 2036 will be the last scheduled Distribution Date for the Offered Certificates (other than the Class I-A-IO Certificates). The distribution date in May 2008 will be the last scheduled distribution date for the Class I-A-IO Certificates. It is possible that the certificate principal balance of any class of Offered Certificates may not be fully paid or reduced to zero by said date.

Prepayment Period:
With respect to any Distribution Date, the 14th of the immediately preceding calendar month (or with respect to the first Prepayment Period, the Closing Date) through the 13th of the month in which the distribution date occurs.

Certificate Designations:

Class I-A-1A, Class I-A-1B, Class I-A-2, Class I-A-3, Class I-A-4, Class I-A-5 and Class I-A-IO Certificates (the “Senior Certificates”);

Class I-M-1, Class I-M-2 and Class I-M-3 Certificates (collectively, the “Mezzanine Certificates”);

The Senior Certificates and the Mezzanine Certificates are offered hereby (collectively, the “Offered Certificates”).

The trust will consist of additional loan groups and issue additional classes of certificates with respect to those loan groups. Payments received in respect of the Mortgage Loans comprising loan group I will be used exclusively for distributions on the Group I Certificates, and will provide no credit support or other credit enhancement to, or source of distributions on the classes of certificates related to the other loan groups. Payments received in respect of the Mortgage Loans comprising any additional loan groups will be used exclusively for distributions on the certificates related to those loan groups, and will provide no credit support or other credit enhancement to, or source of distributions on, the Group I Certificates. The optional termination related to the Mortgage Loans comprising loan group I (and the Group I Certificates) will be independent of any optional termination related to the additional loan groups (and certificates related to those loan groups).

Additional Classes:

The Class I-P, Class X and Class I-R Certificates (together with the Offered Certificates the “Group I Certificates”) will not be publicly offered. Any information with regard to said classes is only provided to enhance the understanding of the Offered Certificates.

Optional Termination:

At its option, the Master Servicer may purchase all but not less than all of the Group I Mortgage Loans (and all properties acquired by the trust in respect of the Group I Mortgage Loans) in the trust fund and thereby effect early retirement of the Group I Certificates if on such Distribution Date the aggregate stated principal balance of the Group I Mortgage Loans (and all properties acquired by the trust in respect of the Group I Mortgage Loans) has been reduced to less than or equal to 10% of the aggregate stated principal balance of the Group I Mortgage Loans as of the Cut-off Date.

Taxation - REMIC:	One or more REMIC elections will be made for designated portions of the trust (exclusive of certain shortfall payments).
Ratings:

The Offered Certificates are expected to be rated by Moody’s Investors Service, Inc. (“Moody’s”), and Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”) with the ratings indicated in the table on page 3 of this document.

Credit Enhancement Structure:	Senior/subordination; excess spread and overcollateralization.

Summary of Terms

All numerical information contained in this Free Writing Prospectus is subject to a permitted variance of +/- 10%.

Due Period:

With respect to any Distribution Date, the period commencing on the second day of the month immediately preceding the month in which such Distribution Date occurs and ending on the first day of the month in which such Distribution Date occurs.

Prepayment Period:

With respect to any Distribution Date, the 14th of the immediately preceding calendar month (or with respect to the first Prepayment Period, the Closing Date) through the 13th of the month in which the Distribution Date occurs.

Net Mortgage Rate:

For any Group I Mortgage Loan and Distribution Date shall be a per annum rate equal to the applicable mortgage rate for such Mortgage Loan as of the first day of the month preceding the month in which such Distribution Date occurs minus the Fee Rates.

Fee Rates:

The Fee Rates payable to the Servicer, the Credit Risk Manager, and, where applicable, the premium payable in connection with any lender paid primary mortgage insurance, which aggregate to a weighted average per annum rate of approximately 0.272% payable monthly.

Interest Accrual Period:

Interest on the Offered Certificates (other than the Class I-A-1A Certificates) will accrue during the calendar month preceding the related Distribution Date. The Interest Accrual Period for the Class I-A-1A Certificates will be (a) as to the Distribution Date in June 2006, the period commencing on the Closing Date and ending on the day preceding such Distribution Date, and (b) as to any Distribution Date after the Distribution Date in June 2006, the period commencing on the Distribution Date in the month immediately preceding the month in which that Distribution Date occurs and ending on the day preceding that Distribution Date. Interest will be calculated on a 30/360 basis for all classes of Group I Certificates other than the Class I-A-1A Certificates, which shall accrue interest on an actual/360 basis.

Interest Distribution Amount:

For any class of Group I Certificates, on any Distribution Date is equal to interest accrued during the related Interest Accrual Period on the certificate principal balance or Notional Amount, as applicable of that class immediately prior to such Distribution Date at the applicable pass-through rate for such class, and reduced (to an amount not less than zero), in the case of each such class, by the allocable share, if any, for such class of Prepayment Interest Shortfalls to the extent not covered by Compensating Interest paid by the Servicer and shortfalls resulting from the application of the Servicemembers Civil Relief Act of 2003 or similar state and local laws.

Interest Carry Forward Amount:

For any class of Group I Certificates on any Distribution Date is equal to the amount, if any, by which the Interest Distribution Amount for that class of certificates for the immediately preceding Distribution Date exceeded the actual amount distributed on such class of certificates in respect of interest on the immediately preceding Distribution Date, together with any Interest Carry Forward Amount with respect to such class of certificates remaining unpaid from the previous Distribution Date.

Senior Interest Distribution Amount:

For the Senior Certificates on any Distribution Date, an amount equal to the sum of the Interest Distribution Amount for such Distribution Date for each such class and the Interest Carry Forward Amount, if any, for such Distribution Date for each such class.

Compensating Interest:

With respect to each Distribution Date, the Servicer is required to make payments in respect of Prepayment Interest Shortfalls on the Group I Mortgage Loans, but only to the extent of one half of the aggregate Servicing Fee payable to the Servicer with respect to the Group I Mortgage Loans for such Distribution Date. If the Servicer does not satisfy its obligation with respect to the payment of Prepayment Interest Shortfalls, the Master Servicer will be required to make payments of Prepayment Interest Shortfalls in an amount up to the master servicing compensation payable to the Master Servicer.

Prepayment Interest Shortfalls:	Interest shortfalls attributable to voluntary principal prepayments on the Group I Mortgage Loans.
Principal Funds:

With respect to any Distribution Date, an amount generally equal to the sum, without duplication, of (i) the scheduled principal collected during the related Due Period or advanced on or before the servicer remittance date, (ii) principal prepayments, exclusive of any prepayment charges, collected during the related Prepayment Period, (iii) the stated principal balance of each Group I Mortgage Loan repurchased by the Seller or the Servicer, (iv) the amount, if any, by which the aggregate unpaid principal balance of any replacement Group I Mortgage Loan is less than the aggregate unpaid principal balance of any deleted Group I Mortgage Loan delivered by the Seller or the Servicer in connection with a substitution of a Group I Mortgage Loan, (v) all liquidation proceeds and subsequent recoveries collected during the related Prepayment Period, to the extent such liquidation proceeds and subsequent recoveries relate to principal, less all non-recoverable advances relating to principal reimbursed during the related Due Period, and (vi) the principal portion of the purchase price of the Group I Mortgage Loans (and all assets acquired in respect of the Group I Mortgage Loans) upon the exercise by the Master Servicer of the Optional Termination, minus (vii) amounts payable or reimbursable to the Servicer, the Master Servicer, the Securities Administrator, the Trustee or the Custodian as provided in the pooling and servicing agreement and to the extent not paid or reimbursed from the Interest Remittance Amount.

Interest Remittance Amount:

With respect to any Distribution Date, that portion of the Available Distribution Amount for such distribution date generally equal to the sum, without duplication, of (i) all scheduled interest (adjusted to the Net Mortgage Rate), (ii) all advances relating to interest, (iii) all Compensating Interest, (iv) liquidation proceeds and subsequent recoveries, to the extent such liquidation proceeds and subsequent recoveries relate to interest, less all non-recoverable advances relating to interest and certain expenses reimbursed during the related Prepayment Period, (v) the interest portion of proceeds of the repurchase of any Group I Mortgage Loans, and (vi) the interest portion of the purchase price of the Group I Mortgage Loans (and all assets acquired in respect of the Group I Mortgage Loans) upon exercise by the Master Servicer of the Optional Termination, minus (vii) amounts reimbursable to the Servicer, the Master Servicer, the Securities Administrator, the Trustee and the Custodian.

Realized Losses:	Any loss on a Group I Mortgage Loan attributable to the mortgagor’s failure to make any payment of principal or interest as required under the related mortgage note.
Monthly Servicer Advances:

The Servicer will be obligated to make advances of delinquent monthly principal and interest payments with respect to the Group I Mortgage Loans, but only to the extent such amounts are deemed recoverable. In the event the Servicer fails to make a required advance the Master Servicer will be required to do so subject to its determination of recoverability.

Net Monthly Excess Cashflow:

With respect to any Distribution Date, means the sum of (a) any Overcollateralization Reduction Amount and (b) the excess of (x) the Available Distribution Amount for such Distribution Date over (y) the sum for such Distribution Date of (A) the aggregate amount of the Senior Interest Distribution Amount payable to the Senior Certificates and the Interest Distribution Amount payable to the Mezzanine Certificates and (B) the Principal Funds.

Credit Enhancement:

Subordination

The Senior Certificates will have a payment priority over the Mezzanine Certificates. Among the classes of Mezzanine Certificates, each class of Mezzanine Certificates with a lower numerical designation will have a payment priority over each class of Mezzanine Certificates with a higher numerical designation.

Excess Spread and Overcollateralization

The Group I Mortgage Loans are expected to generate more interest than is needed to pay interest on Offered Certificates because the weighted average net mortgage rate of the Group I Mortgage Loans will be higher than the weighted average pass-through rate on the Offered Certificates and, as overcollateralization increases, such higher interest rate is paid on a principal balance of Group I Mortgage Loans that is larger than the aggregate certificate principal balance of the Offered Certificates. Interest payments received in respect of the Group I Mortgage Loans in excess of the amount that is needed to pay interest on the Offered Certificates and related trust expenses will be used to reduce the total certificate principal balance of the Senior Certificates (other than the Class I-A-IO Certificates) and the Mezzanine Certificates until a level of overcollateralization equaling approximately 2.05% of the aggregate principal balance of the Group I Mortgage Loans as of the Cut-off Date has been achieved. The Overcollateralization Amount will provide credit support to the Offered Certificates.

As of the Closing Date, the initial Overcollateralization Amount will be approximately 1.50% of the aggregate principal balance of the Group I Mortgage Loans as of the Cut-off Date.

Allocation of Losses:

Any Realized Losses on the Group I Mortgage Loans will be allocated on any Distribution Date in the following order of priority:

1. To Net Monthly Excess Cashflow;

2. To the Overcollateralization Amount, until reduced to zero;

3. To the Class I-M-3 Certificates, until reduced to zero;

4. To the Class I-M-2 Certificates, until reduced to zero; and

5. To the Class I-M-1 Certificates, until reduced to zero.

There will be no allocation of Realized Losses to the Senior Certificates. Investors in the Senior Certificates should note, however, that although Realized Losses cannot be allocated to such certificates, under certain loss scenarios there may not be enough principal and interest on the Group I Mortgage Loans to distribute to the holders of the Senior Certificates all principal and interest amounts to which they are then entitled.

Once Realized Losses have been allocated to the Mezzanine Certificates, such amounts with respect to such Certificates will no longer accrue interest, such allocated amounts will not be reinstated thereafter and no amounts will be distributed with respect to those written down amounts (even if Net Monthly Excess Cashflow and/or the Overcollateralization Amount are greater than zero on any subsequent Distribution Date).

Required Overcollateralization Amount:

Overcollateralization refers to the amount by which the aggregate principal balance of the Group I Mortgage Loans exceeds the aggregate certificate principal balance of the Senior Certificates (other than the Class I-A-IO Certificates) and the Mezzanine Certificates. This excess (the “Overcollateralization Amount”) is intended to protect the certificateholders against shortfalls in payments on the Offered Certificates.

Prior to the Stepdown Date, the Required Overcollateralization Amount will be approximately 2.05% of the aggregate principal balance of the Group I Mortgage Loans as of the Cut-off Date.  After the Stepdown Date and with respect to which a Trigger Event is not in effect, the greater of (i) approximately 4.10% of the aggregate principal balance of the Group I Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period to the extent received or advanced, unscheduled collections of principal received during the related Prepayment Period and after reduction for Realized Losses on the Group I Mortgage Loans incurred during the related Prepayment Period) and (ii) 0.35% of the aggregate principal balance of the Group I Mortgage Loans as of the Cut-off Date; with respect to any Distribution Date on or after the Stepdown Date with respect to which a Trigger Event is in effect, the Required Overcollateralization Amount for such Distribution Date will be equal to the Required Overcollateralization Amount for the Distribution Date immediately preceding such Distribution Date.

If, due to losses, the Overcollateralization Amount is reduced below the Required Overcollateralization Amount, Net Monthly Excess Cashflow, if available, will be applied first to pay principal on the Senior Certificates, other than the Class I-A-IO Certificates, then to pay principal on the Mezzanine Certificates until the Overcollateralization Amount equals the Required Overcollateralization Amount.

Required Overcollateralization Percentage:

With respect to any Distribution Date, a percentage equal to (a) the Required Overcollateralization Amount divided by (b) the aggregate principal balance of the Group I Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period, and after reduction for Realized Losses on the Group I Mortgage Loans incurred during the related Prepayment Period).

Overcollateralization Increase Amount:	With respect to any Distribution Date, the excess, if any, of (a) the Required Overcollateralization Amount over (b) the Overcollateralization Amount on such Distribution Date.
Overcollateralization Reduction Amount:

With respect to any Distribution Date, the lesser of (x) the Principal Funds for such Distribution Date and (y) the excess, if any, of (i) the Overcollateralization Amount for such Distribution Date over (ii) the Required Overcollateralization Amount for such Distribution Date.

Notional Amount:

The Notional Amount of the Class I-A-IO Certificates will be as follows: the lesser of (a) from and including the 1st through the 6th Distribution Date $53,001,000; from and including the 7th through the 10th Distribution Date $42,400,000; from and including the 11th through the 13th Distribution Date $38,160,000; from and including the 14th through the 15th Distribution Date $31,800,000; from and including the 16th through the 19th Distribution Date $25,441,000; from and including the 20th through the 21st Distribution Date $21,200,000; from and including the 22nd through the 23rd Distribution Date $16,959,000; on the 24th Distribution Date $11,024,000; and thereafter $0 and (b) the then aggregate principal balance of the Group I Mortgage Loans (prior to giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period).

Stepdown Date:

The later to occur of (x) the Distribution Date occurring in June 2009, and (y) the first Distribution Date on which the Credit Enhancement Percentage (“CE%”) of the Senior Certificates (calculated for this purpose only after taking into account the receipt of principal on the Group I Mortgage Loans, but prior to any distribution of principal to the holders of the certificates) is greater than or equal to approximately 17.60%.

Class I-A-1A Cap Agreement:

The Class I-A-1A Certificates will have the benefit of an interest rate cap agreement (the “Class I-A-1A Cap Agreement”) provided by the Class I-A-1A Cap Provider. Pursuant to the Class I-A-1A Cap Agreement and with respect to the Class I-A-1A Certificates, the Class I-A-1A Cap Provider will pay the Securities Administrator for the benefit of the Class I-A-1A Certificates an amount equal to the product of: (1) the excess, if any, of one-month LIBOR over a specified strike rate for the related Distribution Date; (2) the Class I-A-1A scheduled notional amount for the relevant Distribution Date; and (3) a fraction, the numerator of which is the actual number of days elapsed from the previous Distribution Date to but excluding the current Distribution Date (or, for the first Distribution Date, the actual number of days elapsed from the Closing Date to but excluding the first Distribution Date), and the denominator of which is 360.

Class I-A-1A Cap Provider:

A cap provider having, to the extent that it is rated by each of the following rating agencies, (i) a long-term credit rating of not less than A+ from S&P and (ii) a long-term credit rating or other similar rating of at least Aa3 by Moody’s, or if the cap provider has both a long-term credit rating and a short-term credit rating from Moody’s, a long-term credit rating of not less than A2 by Moody’s or a short-term rating of not less than P-1 from Moody’s.

Credit Enhancement Percentage:

The Credit Enhancement Percentage for any class of Offered Certificates and any Distribution Date is the percentage obtained by dividing (x) the sum of (i) the aggregate certificate principal balance of the class or classes of Offered Certificates subordinate thereto and (ii) the Overcollateralization Amount by (y) the aggregate principal balance of the Group I Mortgage Loans, calculated after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period and distribution of the Principal Distribution Amount to the holders of the certificates then entitled to distributions of principal on such Distribution Date.

Class	(S&P/Moody’s)	Initial CE % (approx.)
A*	AAA / Aaa	8.25%
I-M-1	AA / Aa2	5.60%
I-M-2	AA- / A2	3.40%
I-M-3	BBB+ / Baa2	1.50%

*Refers to the Senior Certificates collectively.

Net WAC Pass-Through Rate:

With respect to each Distribution Date from the June 2006 Distribution Date up to and including the May 2008 Distribution Date, a per annum rate (adjusted in the case of the Class I-A-1A Certificates for the actual number of days elapsed in the related Interest Accrual Period) equal to (1) the weighted average of the Net Mortgage Rates of the Group I Mortgage Loans as of the first day of the month preceding the month in which such Distribution Date occurs minus (2) the pass-through rate for the Class I-A-IO Certificates for such Distribution Date multiplied by a fraction, the numerator of which is the Notional Amount of the Class I-A-IO Certificates immediately prior to such Distribution Date, and the denominator of which is the aggregate principal balance of the Group I Mortgage Loans as of the first day of the month in which such Distribution Date occurs. With respect to each Distribution Date thereafter, a per annum rate (adjusted in the case of the Class I-A-1A Certificates for the actual number of days elapsed in the related Interest Accrual Period) equal to the weighted average of the Net Mortgage Rates of the Group I Mortgage Loans as of the first day of the month preceding the month in which such Distribution Date occurs.

Net WAC Rate Carryover Amount:

On any Distribution Date, the “Net WAC Rate Carryover Amount” for any class of Offered Certificates (other than the Class I-A-IO Certificates) will be an amount equal to the sum of (i) the excess, if any, of (x) the amount of interest such class would have been entitled to receive on such Distribution Date if the Net WAC Pass-Through Rate had not been applicable to such class on such Distribution Date over (y) the amount of interest paid on such Distribution Date plus (ii) the related Net WAC Rate Carryover Amount for the previous Distribution Date not previously distributed. Any Net WAC Rate Carryover Amount will be paid on such Distribution Date or future Distribution Dates to the extent of available funds.

Available Distribution Amount:

For any Distribution Date, an amount equal to the amount available in the certificate account on that Distribution Date. The Available Distribution Amount will generally be equal to the aggregate amount of scheduled and unscheduled payments on the Group I Mortgage Loans, insurance proceeds and liquidation proceeds, received or advanced during the related Due Period, in each case net of amounts reimbursable to the Trustee, the Securities Administrator, the Master Servicer and the Servicer and reduced by the fee payable to the Servicer.

Class I-A-5 Lockout Distribution Amount:
For any Distribution Date, the Class I-A-5 Lockout Distribution Percentage for such Distribution Date multiplied by the product of (A) a fraction, the numerator of which is the certificate principal balance of the Class I-A-5 Certificates and the denominator of which is the aggregate certificate principal balance of all the Senior Certificates (other than the Class I-A-IO Certificates and in each case immediately prior to such Distribution Date) and (B) the Senior Principal Distribution Amount for such Distribution Date.

Class I-A-5 Lockout Distribution Percentage:	The Class I-A-5 Lockout Distribution Percentage is assigned as follows:
	Distribution Date Occurring in	Percentage
	June 2006 to May 2009	0%
	June 2009 to May 2011	45%
	June 2011 to May 2012	80%
	June 2012 to May 2013	100%
	June 2013 and thereafter	300%
Principal Distribution Amount:

For any Distribution Date, an amount generally equal to the aggregate amount of the principal portion of all scheduled and unscheduled payments on the Group I Mortgage Loans due during the related Due Period (whether or not received prior to the Determination Date), insurance proceeds, liquidation proceeds, and any principal amounts related to the repurchase of any Group I Mortgage Loans, that are received, in each case net of amounts reimbursable to the Trustee, the Servicer, and the Master Servicer plus the Overcollateralization Increase Amount, if any, or minus the Overcollateralization Reduction Amount, if any. In no event will the Principal Distribution Amount with respect to any Distribution Date be (x) less than zero or (y) greater than the then outstanding aggregate Certificate Principal Balance of the Offered Certificates.

Senior Principal Distribution Amount:

With respect to any Distribution Date (i) prior to the Stepdown Date or on or after the Stepdown Date if a Trigger Event is in effect, the Principal Distribution Amount or (ii) on or after the Stepdown Date if a Trigger Event is not in effect for that Distribution Date, the lesser of:

• the Principal Distribution Amount for that Distribution Date; and

• the excess, if any, of (A) the aggregate Certificate Principal Balance of the Senior Certificates (other than the Class I-A-IO Certificates) immediately prior to that Distribution Date over (B) the positive difference between (i) the aggregate principal balance of the Group I Mortgage Loans as of the last day of the related Due Period (after reduction for Realized Losses on the Group I Mortgage Loans incurred during the related Prepayment Period) and (ii) the product of (x) the aggregate principal balance of the Group I Mortgage Loans as of the last day of the related Due Period (after reduction for Realized Losses on the Group I Mortgage Loans incurred during the related Prepayment Period) and (y) the sum of (A) approximately 13.50% and (B) the Required Overcollateralization Percentage.

The Senior Principal Distribution Amount will generally be distributed to the holders of the Senior Certificates (other than the Class I-A-IO Certificates) in the following order of priority:

1.    To the Class I-A-5 Certificates, the Class I-A-5 Lockout Distribution Amount for that Distribution Date, until the certificate principal balance thereof is reduced to zero; and

2.     First, pro rata, to the Class I-A-1A Certificates and Class I-A-1B Certificates, based on the aggregate certificate principal balance of the Class I-A-1A Certificates and Class I-A-1B Certificates, until the certificate principal balance of each such class is reduced to zero, and second, to the Class I-A-2, Class I-A-3, Class I-A-4 and Class I-A-5 Certificates, sequentially, in that order until the certificate principal balance of each such class is reduced to zero.

Class I-M-1 Principal Distribution Amount:
With respect to each Distribution Date prior to the Stepdown Date, or on or after the Stepdown Date if a Trigger Event is in effect, the Principal Distribution Amount remaining after payment of the Senior Principal Distribution Amount to the Senior Certificates (other than the Class I-A-IO Certificates) on such Distribution Date.

With respect to each Distribution Date which occurs on or after the Stepdown Date (if no Trigger Event exists), an amount equal to the lesser of (i) the remaining Principal Distribution Amount for that Distribution Date after distribution of the Senior Principal Distribution Amount and (ii) the excess (if any) of (x) the certificate principal balance of the Class I-M-1 Certificates immediately prior to such Distribution Date over (y) the positive difference between (a) the aggregate principal balance of the Group I Mortgage Loans as of the last day of the related Due Period (after reduction for Realized Losses on the Group I Mortgage Loans incurred during the related Prepayment Period) and (b) the sum of (1) the aggregate certificate principal balance of the Senior Certificates (other than the Class I-A-IO Certificates and after taking into account the payment of the Senior Principal Distribution Amount for such Distribution Date) and (2) the aggregate principal balance of the Group I Mortgage Loans as of the last day of the related Due Period (after reduction for Realized Losses on the Group I Mortgage Loans incurred during the related Prepayment Period) multiplied by the sum of (A) approximately 8.20% and (B) the Required Overcollateralization Percentage.

Class I-M-2 Principal Distribution Amount:
With respect to each Distribution Date prior to the Stepdown Date, or on or after the Stepdown Date if a Trigger Event is in effect, the Principal Distribution Amount remaining after payment of the Senior Principal Distribution Amount to the Senior Certificates (other than the Class I-A-IO Certificates) and the Class I-M-1 Principal Distribution Amount to the Class I-M-1 Certificates, in each case on such Distribution Date.

With respect to each Distribution Date which occurs on or after the Stepdown Date (if no Trigger Event exists), an amount equal to the lesser of (i) the remaining Principal Distribution Amount for that Distribution Date after distribution of the Senior Principal Distribution Amount and the Class I-M-1 Principal Distribution Amount and, (ii) the excess (if any) of (x) the certificate principal balance of the Class I-M-2 Certificates immediately prior to such Distribution Date over (y) the positive difference between (a) the aggregate principal balance of the Group I Mortgage Loans as of the last day of the related Due Period (after reduction for Realized Losses on the Group I Mortgage Loans incurred during the related Prepayment Period) and (b) the sum of (1) the aggregate certificate principal balance of the Senior Certificates (other than the Class I-A-IO Certificates and after taking into account the payment of the Senior Principal Distribution Amount for such Distribution Date), (2) the certificate principal balance of the Class I-M-1 Certificates (after taking into account the payment of the Class I-M-1 Principal Distribution Amount for such Distribution Date) and (3) the aggregate principal balance of the Group I Mortgage Loans as of the last day of the related Due Period (after reduction for Realized Losses on the Group I Mortgage Loans incurred during the related Prepayment Period) multiplied by the sum of (A) approximately 3.80% and (B) the Required Overcollateralization Percentage.

Class I-M-3 Principal Distribution Amount:
With respect to each Distribution Date prior to the Stepdown Date, or on or after the Stepdown Date if a Trigger Event is in effect, the Principal Distribution Amount remaining after payment of the Senior Principal Distribution Amount to the Senior Certificates (other than the Class I-A-IO Certificates), the Class I-M-1 Principal Distribution Amount to the Class I-M-1 Certificates, and the Class I-M-2 Principal Distribution Amount to the Class I-M-2 Certificates in each case on such Distribution Date.

With respect to each Distribution Date which occurs on or after the Stepdown Date (if no Trigger Event exists), an amount equal to the lesser of (i) the remaining Principal Distribution Amount for that Distribution Date after distribution of the Senior Principal Distribution Amount, the Class I-M-1 Principal Distribution Amount and the Class I-M-2 Principal Distribution Amount and, (ii) the excess (if any) of (x) the certificate principal balance of the Class I-M-3 Certificates immediately prior to such Distribution Date over (y) the positive difference between (a) the aggregate principal balance of the Group I Mortgage Loans as of the last day of the related Due Period (after reduction for Realized Losses on the Group I Mortgage Loans incurred during the related Prepayment Period) and (b) the sum of (1) the aggregate certificate principal balance of the Senior Certificates (other than the Class I-A-IO Certificates and after taking into account the payment of the Senior Principal Distribution Amount for such Distribution Date), (2) the certificate principal balance of the Class I-M-1 Certificates (after taking into account the payment of the Class I-M-1 Principal Distribution Amount for such Distribution Date), (3) the certificate principal balance of the Class I-M-2 Certificates (after taking into account the payment of the Class -I-M-2 Principal Distribution Amount for such Distribution Date) and (4) the aggregate principal balance of the Group I Mortgage Loans as of the last day of the related Due Period (after reduction for Realized Losses on the Group I Mortgage Loans incurred during the related Prepayment Period) multiplied by the Required Overcollateralization Percentage.

Coupon Step-up:
On each Distribution Date following the first possible date on which the Optional Termination may be exercised, the pass-through rates on the Class I-A-4, Class I-A-5, Class I-M-1, Class I-M-2 and Class I-M-3 Certificates will increase by 0.50% per annum, subject to the Net WAC Pass-Through Rate.

Trigger Event:
A Trigger Event is in effect if either the Delinquency Test or Cumulative Loss Test is violated.

Delinquency Test:
The determination on any Distribution Date that the percentage obtained by dividing (i) the aggregate Stated Principal Balance of Group I Mortgage Loans delinquent 60 days or more (including Group I Mortgage Loans in foreclosure or discharged in bankruptcy or real estate acquired by the trust in respect of any Mortgage Loan by foreclosure, sale, disposition or otherwise (“REO Property”)) by (ii) the aggregate Stated Principal Balance of the Group I Mortgage Loans, in each case, as of the last day of the previous calendar month, exceeds 39.33% of the Credit Enhancement Percentage of the Senior Certificates for the prior Distribution Date.

Cumulative Loss Test:
The determination on any Distribution Date that the aggregate amount of Realized Losses on the Group I Mortgage Loans incurred since the Cut-off Date through the last day of the related Due Period divided by the aggregate outstanding principal balance of the Group I Mortgage Loans as of the Cut-off Date exceeds the applicable percentages set forth below with respect to such Distribution Date:

Distribution Date	Percentage
June 2009 to May 2010	0.80%
June 2010 to May 2011	1.45%
June 2011 to May 2012	2.05%
June 2012 and thereafter	2.40%

Payment Priority:

On each Distribution Date, the Available Distribution Amount will be distributed as follows:

1.    From the Interest Remittance Amount, to pay interest on the Senior Certificates, pro rata, including any Interest Carry Forward Amount from a prior Distribution Date.

2.    From the Interest Remittance Amount remaining after payments pursuant to clause (1) above, to pay interest to the Mezzanine Certificates sequentially excluding any Interest Carry Forward Amount from a prior Distribution Date.

3.    From the Principal Distribution Amount, to pay principal on the Senior Certificates (other than the Class I-A-IO Certificates), in accordance with the principal payment provisions described in “Senior Principal Distribution Amount”, until the certificate principal balance of each such class has been reduced to zero.

4.    From the Principal Distribution Amount remaining after payments of principal to the Senior Certificates, other than the Class I-A-IO Certificates, to pay principal to the Class I-M-1, Class I-M-2 and Class I-M-3, in that order, in the amounts specified under “Class I-M-1 Principal Distribution Amount”, “Class I-M-2 Principal Distribution Amount” and “Class I-M-3 Principal Distribution Amount”.

5.    From Net Monthly Excess Cashflow, if any, to the certificates then entitled to receive distributions in respect of principal in order to reduce the certificate principal balance of such certificates to the extent necessary to achieve, restore or maintain the Required Overcollateralization Amount.

6.    From Net Monthly Excess Cashflow, if any, to pay the Interest Carry Forward Amounts on the Mezzanine Certificates, on a sequential basis.

7.    From Net Monthly Excess Cashflow, if any, to pay the applicable Net WAC Rate Carryover Amount on the Senior Certificates (other than the Class I-A-IO Certificates) and the Mezzanine Certificates.

8.    To pay any remaining amount to the non-offered certificates in accordance with the pooling and servicing agreement.

Yield Tables to Call
	25% PPC	50% PPC	75% PPC	100% PPC	125% PPC	150% PPC	200% PPC
	Yield	Yield	Yield	Yield	Yield	Yield	Yield
I-A-1A (@ par) Yield (%)	5.15	5.15	5.15	5.15	5.15	5.15	5.15
WAL (years)	3.88	1.96	1.32	1.00	0.80	0.67	0.51
Mod Durn	3.35	1.82	1.26	0.96	0.78	0.65	0.50
Principal Window	Jun06 - Sep15	Jun06 - Aug10	Jun06 - Feb09	Jun06 - Jun08	Jun06 - Jan08	Jun06 - Sep07	Jun06 - May07
Principal # Months	112	51	33	25	20	16	12

I-A-2 (@ par) Yield (%)	6.11	6.08	6.04	6.00	5.95	5.91	5.82
WAL (years)	13.87	6.97	4.18	2.97	2.24	1.83	1.30
Mod Durn	9.04	5.45	3.57	2.64	2.04	1.68	1.22
Principal Window	Sep15 - Apr25	Aug10 - Aug17	Feb09 - Aug12	Jun08 - Sep10	Jan08 - Apr09	Sep07 - Oct08	May07 - Jan08
Principal # Months	116	85	43	28	16	14	9

I-A-3 (@ par) Yield (%)	6.43	6.42	6.40	6.37	6.34	6.29	6.22
WAL (years)	20.60	12.74	7.77	4.91	3.58	2.60	1.83
Mod Durn	11.16	8.48	5.94	4.10	3.11	2.33	1.68
Principal Window	Apr25 - Sep28	Aug17 - Oct20	Aug12 - Jan16	Sep10 - Jan12	Apr09 - Jun10	Oct08 - Mar09	Jan08 - May08
Principal # Months	42	39	42	17	15	6	5

I-A-4 (@ par) Yield (%)	6.67	6.66	6.65	6.63	6.61	6.58	6.49
WAL (years)	23.19	15.34	10.64	7.35	5.30	3.86	2.25
Mod Durn	11.54	9.37	7.43	5.64	4.33	3.30	2.03
Principal Window	Sep28 - Aug29	Oct20 - Oct21	Jan16 - Feb17	Jan12 - Apr14	Jun10 - Jul12	Mar09 - May11	May08 - Dec08
Principal # Months	12	13	14	28	26	27	8

I-A-5 (@ par) Yield (%)	6.28	6.27	6.26	6.26	6.25	6.24	6.19
WAL (years)	9.52	7.88	6.98	6.35	5.53	4.79	3.08
Mod Durn	6.79	5.94	5.43	5.05	4.53	4.03	2.72
Principal Window	Jun09 - Aug29	Jun09 - Oct21	Jun09 - Feb17	Jul09 - Apr14	Sep09 - Jul12	Nov09 - May11	Dec08 - Oct09
Principal # Months	243	149	93	58	35	19	11

I-M-1 (@ par) Yield (%)	6.68	6.67	6.65	6.63	6.61	6.60	6.58
WAL (years)	17.04	10.38	7.07	5.27	4.34	3.90	3.42
Mod Durn	9.71	7.09	5.35	4.25	3.63	3.33	2.97
Principal Window	Jan16 - Aug29	Jun11 - Oct21	Oct09 - Feb17	Jun09 - Apr14	Aug09 - Jul12	Sep09 - May11	Oct09 - Oct09
Principal # Months	164	125	89	59	36	21	1

I-M-2 (@ par) Yield (%)	6.94	6.92	6.90	6.88	6.86	6.84	6.82
WAL (years)	17.04	10.38	7.07	5.25	4.31	3.81	3.42
Mod Durn	9.53	7.00	5.30	4.20	3.58	3.24	2.96
Principal Window	Jan16 - Aug29	Jun11 - Oct21	Oct09 - Feb17	Jun09 - Apr14	Jul09 - Jul12	Aug09 - May11	Oct09 - Oct09
Principal # Months	164	125	89	59	37	22	1

I-M-3 (@ par) Yield (%)	7.00	6.98	6.96	6.94	6.92	6.90	6.88
WAL (years)	17.04	10.38	7.07	5.25	4.28	3.76	3.34
Mod Durn	9.48	6.98	5.29	4.20	3.56	3.20	2.90
Principal Window	Jan16 - Aug29	Jun11 - Oct21	Oct09 - Feb17	Jun09 - Apr14	Jun09 - Jul12	Jul09 - May11	Aug09 - Oct09
Principal # Months	164	125	89	59	38	23	3

Yield Tables to Maturity
	25% PPC	50% PPC	75% PPC	100% PPC	125% PPC	150% PPC	200% PPC
	Yield	Yield	Yield	Yield	Yield	Yield	Yield
I-A-1A (@ par) Yield (%)	5.15	5.15	5.15	5.15	5.15	5.15	5.15
WAL (years)	3.88	1.96	1.32	1.00	0.80	0.67	0.51
Mod Durn	3.35	1.82	1.26	0.96	0.78	0.65	0.50
Principal Window	Jun06 - Sep15	Jun06 - Aug10	Jun06 - Feb09	Jun06 - Jun08	Jun06 - Jan08	Jun06 - Sep07	Jun06 - May07
Principal # Months	112	51	33	25	20	16	12

I-A-2 (@ par) Yield (%)	6.11	6.08	6.04	6.00	5.95	5.91	5.82
WAL (years)	13.87	6.97	4.18	2.97	2.24	1.83	1.30
Mod Durn	9.04	5.45	3.57	2.64	2.04	1.68	1.22
Principal Window	Sep15 - Apr25	Aug10 - Aug17	Feb09 - Aug12	Jun08 - Sep10	Jan08 - Apr09	Sep07 - Oct08	May07 - Jan08
Principal # Months	116	85	43	28	16	14	9

I-A-3 (@ par) Yield (%)	6.43	6.42	6.40	6.37	6.34	6.29	6.22
WAL (years)	20.60	12.74	7.77	4.91	3.58	2.60	1.83
Mod Durn	11.16	8.48	5.94	4.10	3.11	2.33	1.68
Principal Window	Apr25 - Sep28	Aug17 - Oct20	Aug12 - Jan16	Sep10 - Jan12	Apr09 - Jun10	Oct08 - Mar09	Jan08 - May08
Principal # Months	42	39	42	17	15	6	5

I-A-4 (@ par) Yield (%)	6.69	6.72	6.73	6.73	6.69	6.59	6.49
WAL (years)	25.64	19.02	13.62	9.56	6.43	3.93	2.25
Mod Durn	12.01	10.44	8.62	6.74	4.96	3.34	2.03
Principal Window	Sep28 - Sep35	Oct20 - Jan34	Jan16 - Apr29	Jan12 - May24	Jun10 - Aug20	Mar09 - Dec17	May08 - Dec08
Principal # Months	85	160	160	149	123	106	8

I-A-5 (@ par) Yield (%)	6.28	6.27	6.27	6.27	6.31	6.35	6.32
WAL (years)	9.53	7.90	7.04	6.57	6.32	6.23	3.99
Mod Durn	6.79	5.94	5.46	5.18	5.02	4.96	3.39
Principal Window	Jun09 - Jul35	Jun09 - Nov33	Jun09 - Feb29	Jul09 - Mar24	Sep09 - Jun20	Nov09 - Oct17	Dec08 - May14
Principal # Months	314	294	237	177	130	96	66

I-M-1 (@ par) Yield (%)	6.69	6.69	6.68	6.67	6.65	6.64	6.68
WAL (years)	17.63	11.30	7.84	5.89	4.84	4.29	4.17
Mod Durn	9.82	7.36	5.66	4.56	3.92	3.58	3.53
Principal Window	Jan16 - Sep35	Jun11 - Feb34	Oct09 - Jul29	Jun09 - Jul24	Aug09 - Oct20	Sep09 - Feb18	Feb10 - Jun14
Principal # Months	237	273	238	182	135	102	53

I-M-2 (@ par) Yield (%)	6.94	6.94	6.93	6.92	6.90	6.89	6.89
WAL (years)	17.63	11.30	7.84	5.88	4.81	4.21	3.82
Mod Durn	9.64	7.26	5.60	4.51	3.86	3.49	3.25
Principal Window	Jan16 - Sep35	Jun11 - Mar34	Oct09 - Aug29	Jun09 - Aug24	Jul09 - Nov20	Aug09 - Mar18	Oct09 - Jul14
Principal # Months	237	274	239	183	137	104	58

I-M-3 (@ par) Yield (%)	7.01	7.00	6.99	6.98	6.97	6.95	6.93
WAL (years)	17.63	11.30	7.84	5.88	4.78	4.15	3.62
Mod Durn	9.59	7.23	5.59	4.50	3.84	3.44	3.10
Principal Window	Jan16 - Sep35	Jun11 - Mar34	Oct09 - Oct29	Jun09 - Oct24	Jun09 - Jan21	Jul09 - Apr18	Aug09 - Aug14
Principal # Months	237	274	241	185	140	106	61

Class I-A-IO Yield Table (to 10% Call)

Given: Price
(%)		68 CPR	69 CPR	70 CPR	71 CPR	72 CPR	73 CPR	74 CPR
5.48357	Yield	5.500%	5.500%	3.950%	3.950%	1.447%	1.447%	-1.201%

Net WAC Table

Period	Net WAC Cap (%)	Period	Net WAC Cap (%)	Period	Net WAC Cap (%)
1	6.55	33	7.11	65	7.12
2	6.54	34	7.11	66	7.12
3	6.53	35	7.11	67	7.12
4	6.52	36	7.11	68	7.12
5	6.51	37	7.11	69	7.12
6	6.49	38	7.11	70	7.12
7	6.61	39	7.11	71	7.12
8	6.59	40	7.11	72	7.12
9	6.58	41	7.11	73	7.12
10	6.57	42	7.11	74	7.12
11	6.61	43	7.11	75	7.12
12	6.60	44	7.11	76	7.12
13	6.59	45	7.11	77	7.12
14	6.66	46	7.11	78	7.12
15	6.65	47	7.11	79	7.12
16	6.73	48	7.11	80	7.12
17	6.73	49	7.11	81	7.12
18	6.72	50	7.11	82	7.12
19	6.71	51	7.11	83	7.12
20	6.77	52	7.11	84	7.12
21	6.76	53	7.11	85	7.12
22	6.82	54	7.11	86	7.12
23	6.81	55	7.11	87	7.12
24	6.91	56	7.11	88	7.12
25	7.11	57	7.11	89	7.12
26	7.11	58	7.11	90	7.12
27	7.11	59	7.11	91	7.12
28	7.11	60	7.11	92	7.12
29	7.11	61	7.11	93	7.12
30	7.11	62	7.11	94	7.12
31	7.11	63	7.11	95	7.12
32	7.11	64	7.12

Note: 1 month LIBOR = 5.00%
Note: Run at 100 PPC

Class I-A-1A Net Effective Coupon Table

Period	Effective Coupon (%)*	Effective Coupon (%)**
1	-	-
2	5.10	20.10
3	5.10	20.10
4	5.10	20.10
5	5.10	20.10
6	5.10	20.10
7	5.10	20.10
8	5.10	20.10
9	5.10	20.10
10	5.10	20.10
11	5.10	20.10
12	5.10	20.10
13	5.10	20.10
14	5.10	20.10
15	5.10	20.10
16	5.10	20.10
17	5.10	20.10
18	5.10	20.10
19	5.10	20.10
20	5.10	20.10
21	5.10	20.10
22	5.10	20.10
23	5.10	20.10
24	5.10	20.10
25	5.10	20.10
26	5.10	20.10
27	5.10	20.10
28	5.10	20.10
29	5.10	20.10
30	5.10	20.10
31	5.10	20.10
32	5.10	20.10
33	5.10	20.10

Run at 75 PPC
* Note: One Month LIBOR = 5.00%
** Note: One Month LIBOR = 20.00%
** Includes Cap Agreement Payments

Excess Spread Table
Period	Forward 1 mo LIBOR (%)	Excess Spread at Forward Libor (%)	Excess Spread at Static LIBOR (%)	Period	Forward 1 mo LIBOR (%)	Excess Spread at Forward Libor (%)	Excess Spread at Static LIBOR (%)
1	5.000	0.80	0.80	49	5.430	0.92	0.92
2	5.154	0.80	0.86	50	5.443	0.91	0.91
3	5.187	0.70	0.78	51	5.453	0.90	0.90
4	5.195	0.68	0.76	52	5.464	0.90	0.90
5	5.213	0.73	0.81	53	5.473	0.89	0.89
6	5.223	0.64	0.73	54	5.479	0.89	0.89
7	5.220	0.79	0.88	55	5.486	0.89	0.89
8	5.225	0.71	0.79	56	5.490	0.89	0.89
9	5.218	0.70	0.77	57	5.491	0.89	0.89
10	5.202	0.85	0.91	58	5.494	0.89	0.89
11	5.187	0.72	0.77	59	5.493	0.88	0.88
12	5.177	0.75	0.80	60	5.494	0.88	0.88
13	5.171	0.68	0.73	61	5.497	0.88	0.88
14	5.163	0.78	0.82	62	5.499	0.88	0.88
15	5.158	0.72	0.75	63	5.504	0.88	0.88
16	5.156	0.78	0.82	64	5.507	0.87	0.87
17	5.154	0.79	0.82	65	5.512	0.87	0.87
18	5.153	0.74	0.77	66	5.519	0.87	0.87
19	5.158	0.74	0.76	67	5.525	0.87	0.87
20	5.161	0.76	0.78	68	5.532	0.87	0.87
21	5.163	0.73	0.75	69	5.540	0.86	0.86
22	5.168	0.81	0.82	70	5.548	0.87	0.87
23	5.171	0.76	0.77	71	5.557	0.87	0.87
24	5.178	0.84	0.85	72	5.567	0.87	0.87
25	5.187	1.02	1.02	73	5.575	0.87	0.87
26	5.198	1.01	1.01	74	5.583	0.87	0.87
27	5.207	1.01	1.01	75	5.592	0.87	0.87
28	5.214	1.01	1.01	76	5.598	0.87	0.87
29	5.221	1.01	1.01	77	5.606	0.87	0.87
30	5.234	1.01	1.01	78	5.611	0.87	0.87
31	5.255	1.01	1.01	79	5.616	0.87	0.87
32	5.273	1.01	1.01	80	5.622	0.87	0.87
33	5.282	1.01	1.01	81	5.625	0.87	0.87
34	5.287	1.01	1.01	82	5.630	0.87	0.87
35	5.294	1.01	1.01	83	5.633	0.87	0.87
36	5.302	1.01	1.01	84	5.639	0.87	0.87
37	5.309	1.01	1.01	85	5.646	0.87	0.87
38	5.316	0.97	0.97	86	5.654	0.86	0.86
39	5.323	0.97	0.97	87	5.659	0.86	0.86
40	5.331	0.97	0.97	88	5.663	0.86	0.86
41	5.339	0.96	0.96	89	5.669	0.85	0.85
42	5.347	0.96	0.96	90	5.672	0.85	0.85
43	5.357	0.95	0.95	91	5.675	0.84	0.84
44	5.367	0.94	0.94	92	5.678	0.84	0.84
45	5.376	0.94	0.94	93	5.679	0.83	0.83
46	5.389	0.93	0.93	94	5.682	0.83	0.83
47	5.400	0.93	0.93	95	5.684	0.82	0.82
48	5.414	0.92	0.92

Note: Run at 100 PPC
Note: Static One-Month LIBOR = 5.000%

Breakeven Losses
I-M-1
Loss Severity	30%	40%	50%
CDR	8.74	6.26	4.87
Collateral Loss	7.35%	7.45%	7.50%

I-M-2
Loss Severity	30%	40%	50%
CDR	5.85	4.27	3.36
Collateral Loss	5.27%	5.34%	5.38%

I-M-3
Loss Severity	30%	40%	50%
CDR	3.96	2.94	2.34
Collateral Loss	3.75%	3.81%	3.85%

Assumptions:
1) Run at the pricing speed to maturity
2) Forward LIBOR
3) Triggers are failing
4) 12 month liquidation lag
5) "Break" is the CDR which creates the first dollar principal loss on the specified bond
6) Defaults are in addition to prepayments
7) Principal and Interest Advance